Exhibit 10.13

AMENDED AND RESTATED EMPLOYEE

GRANTOR TRUST ENROLLMENT AGREEMENT

This agreement (“Agreement”) made the day of              , 20    , between                     (the “Employee”), the person, if any, to whom the Employee is legally married (the “Employee’s Spouse”), and Mondelēz Global LLC (“Mondelēz”) is effective as of the Effective Date (as defined below). This Agreement provides for payments to or on behalf of the Employee, to be made by Mondelēz, in discharge of the obligations of Kraft Foods Group, Inc. (formerly known as Kraft Foods Global, Inc.) or its affiliates (together, “KFGI”) under the Mondelēz Supplemental Plans (defined below) to the extent specified herein.

Introduction

KFGI previously established and maintained the Kraft Foods Group, Inc. Supplemental Benefits Plan I (formerly known as the Kraft Foods Global, Inc. Supplemental Benefits Plan I) and the Kraft Foods Group, Inc. Supplemental Benefits Plan II (formerly known as the Kraft Foods Global, Inc. Supplemental Benefits Plan II) (“KFGI Supplemental Plans”) to be known as the Mondelēz Global LLC Supplemental Benefit Plan and the Mondelēz Global LLC Supplemental Benefits Plan II (such plans, as modified where relevant by the application of the provisions of this Agreement, the Prior Enrollment Agreement or the Original Enrollment Agreement (as defined below), being hereinafter referred to as the “Mondelēz Supplemental Plans”).

Previously the Employee and the Employee’s Spouse entered into one or more Employee Grantor Trust Enrollment Agreements with KFGI and with Altria Group, Inc. (“Altria”) and various affiliates of Altria (the most recent of which is hereinafter referred to as the “Prior Enrollment Agreement” and its predecessor hereinafter referred to as the “Original Enrollment Agreement”) providing for payments to or on behalf of the Employee by KFGI in discharge of its obligations under the KFGI Supplemental Plans, as well as obligations under supplemental plans maintained by Altria and its affiliates (such plans, as modified where relevant by the application of the provisions of the Original Enrollment Agreement, being hereinafter referred to as the “Altria Plans”). The Employee also previously entered into an agreement pursuant to which the account maintained pursuant to the Original Enrollment Agreement was split into two accounts, one of which reflects amounts to be offset against benefits otherwise payable under the Altria Plans and the other of which reflects amounts to be offset against benefits otherwise payable under the KFGI Supplemental Plans (the “Bifurcation Agreement”). In connection with Altria’s spin-off of KFGI, the parties acknowledged that the Original Enrollment Agreement only applied to those benefits accrued under the Altria Plans and the Prior Enrollment Agreement only applied to those benefits accrued under the Supplemental Plans.

Kraft Foods Inc. (“KFI”), parent company to KFGI, has announced that it intends to distribute to its shareholders all shares of Kraft Foods Group, Inc. The date that the shares of Kraft Foods Group, Inc. are distributed to shareholders of KFI (the “Spin Date” and also the “Effective Date” of this Agreement), KFI will change its name to Mondelēz International, Inc. Mondelēz, a subsidiary of Mondelēz International, Inc., will sponsor each employee benefit plan for U.S. employees of Mondelēz and its affiliates.

Pursuant to the Employee Matters Agreement entered into between KFI and KFGI in connection with the distribution of shares, effective as of the Spin Date, Mondelēz is required to establish one or more nonqualified employee benefit plans to assume the liabilities of all benefits accrued or earned as of the Spin Date under a KFGI-sponsored nonqualified employee benefit plan by each KFGI employee to be transferred to Mondelēz as of the Spin Date.

The parties now wish (1) to acknowledge that, as of the Effective Date, the obligations under the Prior Enrollment Agreement, the Original Enrollment Agreement and the Bifurcation Agreement run solely among the Employee, the Employee’s Spouse and Mondelēz, and (2) to enter into this Agreement, which restates and supercedes the Prior Enrollment Agreement, the Original Enrollment Agreement and the Bifurcation Agreement.

In consideration of their mutual undertakings, Mondelēz, the Employee, and the Employee’s Spouse agree as follows:

I. Establishment and Maintenance of Grantor Trust

1.1 The Employee agrees to establish and maintain a grantor trust (the “Trust”) in the form attached hereto as Exhibit A for the purpose of receiving and holding the cash deposits made pursuant to this Agreement and any interest or other earnings on the outstanding balances in the Trust.

1.2 The Employee and the Employee’s Spouse, if any, agree that they will not directly contribute any additional funds to the Trust. The Employee and the Employee’s Spouse also understand that assets held in the Trust will be available for distribution or withdrawal only (a) after the Employee’s retirement, death or other termination of employment with Mondelēz (which may include termination by reason of long-term disability), (b) in certain circumstances where there has been a transfer of the Employee’s employment with Mondelēz to a foreign jurisdiction resulting in a termination of the Trust, (c) in other limited circumstances permitted under the Employee Grantor Trust Agreement (Exhibit A), and (d) to the extent that Trust withdrawals are necessary to pay taxes on Trust earnings or cash deposits.

1.3 The Employee and the Employee’s Spouse, if any, understand that, under the terms of the Employee Grantor Trust Agreement, the Trustee intends to exercise its investment discretion in a manner consistent with the purpose of the Trust specified in Section I.(3) of the Trust Agreement and acknowledge that they have been informed that the Trustee currently intends to invest the Trust assets in one or more of the Fidelity Freedom Funds in the manner set forth in Item 3 of Schedule A of the Employee Grantor Trust Agreement attached as Exhibit A, but that the Trustee retains discretion to change the assets in which the Trust will be invested.

II. Payments to Trust

2.1 The Employee and the Employee’s Spouse understand that from time to time Mondelēz may determine in its discretion that it is appropriate to make available to the Employee additional funding payments. Unless the Employee terminates this Agreement pursuant to Section 7.2 prior to the time such additional funding payments are to be paid into the Trust, the Employee directs Mondelēz (a) to deduct federal, state, local and other applicable income taxes (but excluding any applicable federal employment taxes) from the funding payment, using the tax assumptions set forth on Exhibit B, and remit such taxes to the appropriate authorities; and (b) to pay the remainder of the funding payment into the Trust in cash. If the Employee is an expatriate subject to United States taxation, the deduction for income taxes will be computed in accordance with the tax assumptions specifically applicable to expatriates set forth in Exhibit B.

III. Distributions from Trust, Benefit Payments

3.1 The Employee and the Employee’s Spouse, if any, agree that any amounts made available from the Trust, adjusted as provided below to account for time elapsed between the date assets are made available from the Trust and the date benefits are payable from the Mondelēz Supplemental Plans and adjusted for amounts distributed to pay taxes on Trust earnings or administrative expenses of the Trust, shall offset the benefits otherwise payable to either of them or to any Plan Beneficiary under the Mondelēz Supplemental Plans. To effect the implementation of this provision, the Employee and the Employee’s Spouse, if any, agree specifically as follows:

(a)	Notwithstanding any provision of the Mondelēz Supplemental Plans, or of any agreement with Altria, KFGI, or Mondelēz made prior to the date of this Agreement, allowing or requiring payment of benefits in another form, and except as otherwise provided in Section 3.1(j), all benefits payable to the Employee or the Employee’s Spouse or Plan Beneficiary under each of the Mondelēz Supplemental Plans shall be paid only in the form of a single lump sum payment (calculated using the actuarial assumptions employed under the relevant Mondelēz Supplemental Plan), and such payment shall be made at the time benefits otherwise become payable to the Employee, the Employee’s Spouse or Plan Beneficiary under the provisions of the Mondelēz Supplemental Plans (the “Distribution Date”). If the Employee, the Employee’s Spouse or Plan Beneficiary becomes entitled to a benefit under the Mondelēz Supplemental Plans that is not payable in the form of a lump sum under the relevant provisions of such plans, before amendment by the Original Enrollment Agreement, such benefit shall be converted to and shall be payable as a lump sum, notwithstanding any contrary provisions of such plans, based on the actuarial equivalence conversion factors set forth in Sections 8.5 and Appendix B, III, of the Mondelēz Global LLC Retirement Plan Part A.

(b)	All benefits that would otherwise be payable with respect to a Mondelēz Supplemental Plan on the Distribution Date shall be offset by an amount determined with reference to the fair market value of the assets made available for distribution from the Trust on the date such assets are made available following retirement, death, disability, other termination of employment or any other event described in Section 1.2 of this Agreement or in the Trust Agreement resulting in making such funds available for distribution (the “Availability Date”). For this purpose, (1) Trust assets shall be treated as made available as of the earlier of (i) the actual date on which the Trust terminates as determined under Section I.(7) of the Employee Grantor Trust Agreement attached as Exhibit A hereto or (ii) the date on which Mondelēz and its designees cease to serve as Administrator of the Trust and (2) fair market value shall be determined as of the close of the business day of the Trustee immediately preceding the Availability Date. In any case where the Availability Date occurs after the Distribution Date or is coincident with or precedes the Distribution Date of Mondelēz Supplemental Plan benefits by less than 30 days, the offset will occur as of the Distribution Date, without any further adjustment, based on the fair market value of the Trust assets made available as of the Availability Date. However, where the Availability Date precedes the relevant Distribution Date by 30 or more calendar days the offset will not occur until the relevant Distribution Date and the Trust assets available as of the Availability Date will be adjusted as provided in subsection (d) to reflect their assumed fair market value as of the Distribution Date. The actual or assumed fair market value of the assets on the relevant date is hereinafter referred to as the “Offset Amount.”

(c)	For purposes of calculating the Mondelēz Supplemental Plan benefits to be offset, the amount otherwise payable under the Mondelēz Supplemental Plans at the relevant Distribution Date to the Employee, the Employee’s Spouse or Plan Beneficiary will be converted to an after-tax amount (the “After-Tax Benefit”) using the tax assumptions set forth in Exhibit B; and the Offset Amount, as determined herein, shall offset the amount of the After-Tax Benefit and shall discharge Mondelēz’s liability to the Employee, the Employee’s Spouse or Plan Beneficiary to the extent of the corresponding pre-tax benefit otherwise payable under the Mondelēz Supplemental Plans.

(d)	If the Employee terminates employment for any reason or any other event occurs which makes the funds in the Trust available for distribution on an Availability Date, or if Mondelēz ceases to serve as “Administrator” under Article V below, 30 or more calendar days before the Distribution Date on which a lump sum distribution is to be made under the Mondelēz Supplemental Plans and this Agreement, then the Offset Amount on such Distribution Date shall be determined as follows:

(1)	It shall be assumed that the fair market value of the assets of the Trust on the Availability Date resulting from such event (or on the date Mondelēz ceases to serve as Administrator, if earlier) continued to be invested by the Trustee until the Distribution Date in the same manner in which the Trustee invests the assets held in such a Trust established by a similarly situated employee of Mondelēz (a “Similarly Situated Trust”), and if at any time the Trustee reinvests the assets of such a Similarly Situated Trust it shall be assumed that the assets attributable to the Employee have been reinvested in the same manner. If at any time there is no Similarly Situated Trust but the Trustee is investing the assets of other Trusts in the manner set forth in Item 3 of Schedule A of the Employee Grantor Trust Agreement attached as Exhibit A (or in any other manner permitting objective determination how the Trustee would invest the assets of a Similarly Situated Trust), it shall be assumed for this purpose that the assets attributable to the Employee have been invested in the same manner.

(2)	It shall be further assumed that federal, state and local income taxes on the resulting deemed investment income (calculated using the tax assumptions set forth in Exhibit B) have been paid from the assets of the deemed Trust.

(3)	The amount so determined as the fair market value of the deemed Trust assets as of the Distribution Date, as determined using the assumptions in this subsection (d), shall be the Offset Amount, which shall be offset against the benefits otherwise payable under the Mondelēz Supplemental Plans on the Distribution Date, in the manner provided in subsection (c) above.

(4)	For any periods during which there is no Similarly Situated Trust and the manner in which such assets would be invested cannot be determined by reference to Item 3 of Schedule A of Exhibit A or as otherwise provided in paragraph (1) of this subsection (d), then paragraph (1) shall be applied by crediting interest at the average annual interest rate provided by the Internal Revenue Code of 1986, as amended (“Code”) section 417(e)(3) for the month of December preceding the first year in which such determination cannot be made and for each successive December during the period for which the calculation is being performed.

(e)	All amounts held in the Trust as of the Availability Date (and any adjustments to such amounts) shall be applied in the manner provided above to offset the lump sum payment due from the Mondelēz Supplemental Plans on a Distribution Date, whether or not the Employee or the Employee’s Spouse or Plan Beneficiary chooses to take an actual distribution of such amounts from the Trust on such date or enters into a new trust agreement with Fidelity Personal Trust Company, FSB, or any other trustee with regard to some or all of the Trust assets.

(f)	If lump sum benefit payments become due under the provisions of the Mondelēz Supplemental Plans and this Agreement on Distribution Dates occurring at different times, the Trust assets available or deemed available shall be fully applied, to the extent of the Offset Amount at the relevant Distribution Date, to offset the benefit payments that would otherwise be due in the order determined by Mondelēz.

(g)	Notwithstanding any provisions of the Mondelēz Supplemental Plans or of any agreement with Altria, KFGI, or Mondelēz made prior to the date of this Agreement to the contrary, the Employee will not be entitled to designate any beneficiary to receive benefits under the Mondelēz Supplemental Plans following the death of the Employee other than the surviving spouse of the Employee, except that (i) the Employee, whether or not married, may designate a beneficiary to receive his or her benefits attributable to any portion of a Mondelēz Supplemental Plan which provides a profit-sharing, thrift or other defined contribution benefit if the provisions of that plan allow such a designation (any such beneficiary being referred to herein as the “Plan Beneficiary”) and (ii) certain persons may become a Plan Beneficiary pursuant to Section 6.1. If a person who is an Employee’s Spouse under this Section 3.1(g) ceases to be legally married to the Employee, he or she shall cease to be the Employee’s Spouse hereunder and shall cease to have any right to benefits under the Mondelēz Supplemental Plans other than any rights as a designated Plan Beneficiary under the defined contribution portion of a Mondelēz Supplemental Plan or as provided in Section 6.1.

(h)

All amounts in the Trust at an Availability Date that results from the death of the Employee shall be paid to the Employee’s Spouse, except to the extent that the Employee has designated another Plan Beneficiary to receive the benefits provided under any defined contribution portion of a Mondelēz Supplemental Plan and except to the extent amounts in the Trust are otherwise payable under any court order binding on the Mondelēz Supplemental Plans or on the Trustee to a person other than the Employee’s Spouse. In the case of an Employee who has no spouse on the Availability Date resulting from the Employee’s death, and subject to the same exceptions as are noted in the immediately preceding sentence, all amounts then held in the Trust as well as any additional benefits that become payable under the Mondelēz Supplemental Plans on a contemporaneous or subsequent Distribution Date shall be paid to the persons named as beneficiaries of “Residual Assets” of the Trust in the “Beneficiary Designation” executed by the Employee in connection with his or her Employee Grantor Trust Agreement or, in the absence of effective designations, to the Employee’s estate.

(i)	If the Employee becomes disabled and, as a result, becomes entitled to long-term disability benefits that on the Employee’s attaining a prescribed age are reduced by amounts paid as an annuity under the Mondelēz Supplemental Plans, then the reduction in such long-term disability benefits shall be computed by taking into account the annuity value of the pre-tax equivalent of the Offset Amount, as well as the annuity value of any remaining amounts payable under the Mondelēz Supplemental Plans after reduction by the Offset Amount, using the actuarial assumptions employed at the attainment of such prescribed age under the relevant Mondelēz Supplemental Plans to convert between single sum amounts and their annuity value equivalents.

(j)	If there is outstanding at the date of this Agreement any domestic relations or other court order requiring KFGI (or Mondelēz) to make payment of benefits under any Mondelēz Supplemental Plan to a former spouse or dependent of the Employee, the payee of such benefits shall not be an Employee’s Spouse or Plan Beneficiary under this Agreement and such benefits shall remain payable in the manner contemplated by such order. The Funding Payment contemplated by this Agreement shall be computed by excluding any benefits payable under the Mondelēz Supplemental Plans to any person other than the Employee pursuant to such an order, and no portion of the Offset Amount shall reduce or otherwise affect the payment of benefits pursuant to such order.

3.2 If the Offset Amount at the Distribution Date, determined as provided in Section 3.1 above and as otherwise provided below for purposes of this Section 3.2, is less than the After-Tax Benefit, the difference between the After-Tax Benefit and the Offset Amount shall be converted to a pre-tax amount (the “Additional Pre-Tax Benefit”) based on the tax assumptions set forth in Exhibit B, and Mondelēz shall pay in the form of a lump sum payment an amount equal to the Additional Pre-Tax Benefit to the Employee, the Employee’s Spouse or Plan Beneficiary from the general assets of the relevant participating employer in satisfaction of any remaining obligations of Mondelēz under the Mondelēz Supplemental Plans. If the Employee at any time enters into or has entered into a Cash Enrollment Agreement or Agreements with Mondelēz or any other Grantor Trust Enrollment Agreement, pursuant to which amounts are to be applied to and offset against amounts due under the Mondelēz Supplemental Plans, the Offset Amount for purposes of this Section 3.2 shall consist of the Offset Amount determined under Section 3.1 of this Agreement without regard to any such other agreements and the aggregate amount determined as an offset amount under the terms of each of such other agreements. The recipient will be responsible for taxes on any Additional Pre-Tax Benefit payable under this Section 3.2.

3.3 If at the Availability Date the Employee (or in the event of the Employee’s death, the Employee’s Spouse or Plan Beneficiary) wishes to withdraw the Trust assets in cash he or she may direct the Trustee in writing to liquidate the Trust assets and distribute the proceeds on the Availability Date. In the absence of such written direction, the assets in the Trust on the Availability Date shall be distributed to the Employee, the Employee’s Spouse or Plan Beneficiary, as relevant, in kind to the extent feasible and otherwise in cash, except to the extent any new trust agreement entered into between the Employee (or the Employee’s Spouse or Plan Beneficiary) and Fidelity Personal Trust Company, FSB, as contemplated by Section I.(7) of the Grantor Trust Agreement otherwise provides.

3.4 Under no circumstances whatsoever shall Mondelēz or the Administrator have any interest in, or be entitled to receive, any of the Trust assets. Notwithstanding any provision of this Agreement, to the extent that any such assets are recovered by Mondelēz (or any trustee, creditor or other representative of Mondelēz or its estate) the Offset Amount will be calculated as if such assets had not been deposited in the Trust.

IV. Tax Payments With Respect to Trust Earnings

4.1 For the period while the Employee remains actively employed by Mondelēz, Mondelēz may make payments to the Employee or the Employee’s Spouse or Plan Beneficiary to cover federal, state, local and other applicable income taxes with respect to any earnings of the Trust with respect to benefits which accrued prior to, and are not subject to, section 409A of the Code (“Pre-409A Benefits”), and any income taxes as a result of Mondelēz’s payment of the Employee’s taxes under this Article IV. The Employee, the Employee’s Spouse or Plan Beneficiary, if any, direct Mondelēz (a) to deduct federal, state, local and other applicable income and employment taxes with respect to any such payment and to remit such taxes to the appropriate authorities and (b) to pay the remainder of such amount to the Employee (or, in the event of the Employee’s death, to the Employee’s Spouse or Plan Beneficiary) in cash. To the extent that Mondelēz does not make payments sufficient (using the tax assumptions set forth in Exhibit B) to pay such taxes, Trust assets will be distributed to provide any additional amounts required for such purpose.

V. Appointment of Mondelēz as Agent

5.1 The Employee appoints Mondelēz and such persons as may be designated to act on behalf of Mondelēz as his or her duly authorized agent for the following purposes: (a) providing, in accordance with the duties of the “Administrator” as set forth in the form of Trust Agreement attached as Exhibit A, information and direction to the trustee of the Trust; (b) removing the trustee and appointing a successor trustee of the Trust; (c) examining the books and records of the Trust; (d) amending the Trust as to ministerial matters (and as to other matters, with the consent of the Employee); and (e) terminating the Trust.

5.2 The Employee’s appointment of Mondelēz as his or her agent is based on the Employee’s special trust and confidence in Mondelēz and its management. In the event of a Change of Control (as defined in Section 9.5) of Mondelēz, the Employee (or, if applicable, the Employee’s Spouse or Beneficiaries under the Trust Agreement) may remove Mondelēz (or its successor) and any designee of Mondelēz as the duly authorized agent for purposes of carrying out the actions set forth in Section 5.1 by delivering to both Mondelēz (or its successor) and the trustee of the Trust, within any period of two days, written notice of such removal. The trustee shall not be required to verify that there has been a Change of Control and shall be entitled to rely upon the Employee’s notice of removal unless Mondelēz provides to the trustee (within 10 days following the trustee’s receipt of the notice of removal from the Employee) written notice certifying that no Change of Control has occurred. From and after the date on which Mondelēz (or its successor) ceases to serve as the duly authorized agent, the offsets against Mondelēz’s obligations to the Employee and the Employee’s Spouse under the Mondelēz Supplemental Plans shall be determined in the manner set forth in Section 3.1(d) and by assuming that amounts are available for distribution from the Trust at the proper times and in the proper amounts.

5.3 Mondelēz shall cease to be the Employee’s agent upon termination of the Trust for any reason provided in the Trust Agreement set forth in Exhibit A or upon removal of Mondelēz as Administrator following a Change of Control as provided in Section 5.2 above.

VI. Assignment and Attachment of Trust Assets

6.1 The Employee and the Employee’s Spouse understand and agree that they may not receive any amounts from the Trust at any time earlier than the Availability Date. Thus, should any amounts under the Trust be assigned to the Employee’s Spouse or any other party pursuant to a domestic relations order or otherwise, the Employee’s Spouse agrees that such amounts shall not be payable under such order until the Availability Date. The Employee and the Employee’s Spouse understand and agree that should any amount under the Trust be assigned to the Employee’s Spouse under any such domestic relations order or otherwise, an Offset Amount shall be calculated with respect to such amount in the manner set forth in Section 3.1(d) as if the amount so assigned had remained in the Trust, accumulated earnings, and been distributed at the proper time. The Employee and the Employee’s Spouse agree that the Offset Amount so calculated shall be offset against a like amount of After-Tax Benefit payable under the Mondelēz Supplemental Plans at the Distribution Date and shall discharge Mondelēz’s liability to the Employee, the Employee’s Spouse and Plan Beneficiary to the extent of the corresponding pre-tax benefit otherwise payable to the Employee, the Employee’s Spouse or Plan Beneficiary under the Mondelēz Supplemental Plans, as provided in Section 3.1. If any domestic relations or other order issued on or after the date of this Agreement requires payment of benefits under the Mondelēz Supplemental Plans to a person by virtue of such person having been the Employee’s spouse or to any dependent of such person, the person to whom such benefits are required to be paid shall be a Plan Beneficiary within the meaning of Sections 3.1(g) and (h). If the Employee or the Employee’s Spouse resides in a community property state, the Employee and the Employee’s Spouse understand and agree that all amounts held in the Trust shall be treated as the Employee’s separate property to the extent permitted by applicable law.

6.2 The Employee and the Employee’s Spouse understand and agree that in the event all or a portion of the funds in the Trust are attached by court order or other legal process or are otherwise alienated to third parties, or if amounts are otherwise distributed from the Trust for any reason (other than for the payment of administrative expenses of the Trust) not described in Sections 3.1 or 4.1, the Offset Amount will be calculated as if the amount so alienated or distributed remained in the Trust, had been invested in the same manner as amounts that actually remain in the Trust, was available for distribution at the proper time, and was or is to be offset against benefits otherwise payable from the Mondelēz Supplemental Plans at the appropriate Distribution Date, in the manner specified in Section 3.1. To the extent that for any calendar year or portion thereof no assets remain in the Trust, the amounts so alienated or distributed shall be deemed to have been invested as provided in Section 3.1(d). The Employee and the Employee’s Spouse agree that the Offset Amount shall be offset against a corresponding amount of After-Tax Benefit, and shall discharge Mondelēz’s liability to the Employee, the Employee’s Spouse or Plan Beneficiary to the extent of the corresponding pre-tax benefit otherwise payable under the Mondelēz Supplemental Plans.

VII. Termination

7.1 This Agreement shall terminate 30 days after the date all benefits due the Employee are paid from the Mondelēz Supplemental Plans.

7.2 Notwithstanding the above, during the lifetime of the Employee, this Agreement may be terminated at any time by Mondelēz upon providing 30 days written notice to the Employee, or by the Employee providing 30 days written notice (or such lesser period as Mondelēz may prescribe) to Mondelēz. Any such termination shall operate on a prospective basis only and shall not operate to release the funds already in the Trust or to otherwise alter the application of the terms of this Agreement to such funds.

VIII. Clarifications Regarding Original Enrollment Agreement

8.1 The Original Enrollment Agreement shall be interpreted and administered in accordance with the provisions of this Article VIII.

8.2 All references to “the Company” shall mean only Altria and its affiliates.

8.3 All references to “Supplemental Plans” shall mean only the Altria Plans.

IX. Clarifications Regarding Prior Enrollment Agreement

9.1 The Original Enrollment Agreement shall be interpreted and administered in accordance with the provisions of this Article IX.

9.2 All references to “the Company” shall mean only KFGI.

9.3 All references to “Supplemental Plans” shall mean only the KFGI Plans.

X. Miscellaneous

10.1 Nothing in this Agreement shall be construed to confer upon the Employee the right to continue in the employment of Mondelēz, or to require Mondelēz to continue the employment of the Employee.

10.2 This Agreement shall be binding upon and inure to the benefit of KFGI, Mondelēz, their successors and assigns, the Employee, the Employee’s Spouse, the Employee’s Plan Beneficiary and the Employee’s Beneficiary(ies) under the Trust Agreement, and their heirs, executors, other successors in interest, administrators, and legal representatives.

10.3 The validity and interpretation of this Agreement shall be governed by the laws of the State of Illinois.

10.4 The Employee’s Plan Beneficiary shall be the person or persons the Employee has designated to receive benefits following the Employee’s death under any defined contribution portion of a Mondelēz Supplemental Plan or as otherwise provided in Sections 3.1(g) or 6.1, and the Employee’s Beneficiary(ies) with respect to the Trust shall be determined in accordance with the terms of the trust agreement pursuant to which the Trust is maintained.

10.5 Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)	Acquisition of 20% or more of the outstanding voting securities of Mondelēz by another entity or group; excluding, however, the following:

(1)	any acquisition by Mondelēz or any of its Affiliates;

(2)	any acquisition by an employee benefit plan or related trust sponsored or maintained by Mondelēz or any of its Affiliates; or

(3)	any acquisition pursuant to a merger or consolidation described in clause (c) of this definition.

(b)	During any consecutive 24 month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period shall be deemed to have been a member of the Board at the beginning of such 24 month period;

(c)

The consummation of a merger or consolidation of Mondelēz with another Mondelēz, and Mondelēz is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of Mondelēz; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of Mondelēz immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction

(including, without limitation, an entity which as a result of such transaction owns Mondelēz either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of Mondelēz; or

(d)	The consummation of a plan of complete liquidation of Mondelēz or the sale or disposition of all or substantially all of Mondelēz’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of Mondelēz immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring Mondelēz’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of Mondelēz.

10.6 If no Employee’s Spouse signs this Agreement, the Employee hereby certifies that he or she has no spouse as of the date of this Agreement.

10.7 It is understood and agreed that all rights and obligations arising out of this Agreement relating to any spouse, Plan Beneficiary, Trust Beneficiary(ies) under the Trust Agreement or any other third parties are derived from the rights of the Employee under this Agreement and that all provisions of this Agreement relating to any such third parties are to be construed as binding on such third parties as if they had expressly agreed in writing to such provisions.

10.8 This Agreement shall not be construed to enlarge the obligations of any participating employer under the terms of the Mondelēz Supplemental Plans.

IN WITNESS WHEREOF, the Employee, the Employee’s Spouse, and Mondelēz have caused this Agreement to be executed as of the day and year first above written.

Attest:

Signature of Employee
Attest:

Signature of Employee’s Spouse

This Agreement is executed on behalf of Mondelēz Global LLC.

Attest:	Mondelēz Global LLC

By:

Attachments:

Exhibit A: Employee Grantor Trust Agreement

Exhibit B: Tax Assumptions

EXHIBIT B: Tax Assumptions

Federal income tax rate: the highest marginal Federal income tax rate as adjusted for the Federal deduction of state and local taxes and the phase out of Federal deductions under current law (or as adjusted under any subsequently enacted similar provisions of the Code).

State income tax rate: the highest adjusted marginal state income tax rate based on the Employee’s, Employee’s Spouse’s or Plan Beneficiary’s state of residence.

Local income tax rate: the highest adjusted marginal local income tax rate based on the Employee, Employee’s Spouse’s or Plan Beneficiary’s locality of residence.

Exceptions:

(1)	While the Employee is actively employed by Mondelēz, the state and local tax rate assumptions used to determine the appropriate deduction from a Funding Payment for state and local taxes, and the appropriate amount of such taxes on Mondelēz payments to provide for the taxes due on earnings of the Trust, will generally be based on the Employee’s work location rather than his residence. However, status as a non-resident will be taken into account.

(2)	In the case of an Employee who is an expatriate actively employed by Mondelēz and subject to United States taxation for all tax purposes, income taxes shall generally be computed as follows. Expatriate taxes will be calculated assuming the highest marginal Federal income tax rate as adjusted for the Federal deduction of state and local taxes and the phase out of Federal deductions under current law (or as adjusted under any subsequently enacted similar provisions of the Internal Revenue Code). For expatriates, the state and local tax rates will be based on your tax state of origin.

(3)	For all periods on and after the Availability Date and before the Distribution Date, state and local tax rate assumptions will generally be based on the Employee’s, Employee Spouse’s or Plan Beneficiary’s state and locality of residence at the Availability Date. At the Distribution Date, state and local tax rate assumptions used in computing the After-Tax Benefit and the Additional Pre-Tax Benefit, if any, will generally be based on actual residence at the Distribution Date.

Capital gains: the ordinary income or capital gains character of items of Trust investment income or deemed investment income shall be taken into account where relevant.

The above principles shall generally be applied in determining tax assumptions for the relevant purpose, but Mondelēz shall have the authority in its discretion to alter the assumptions made where deemed appropriate to take into account particular facts and circumstances.

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